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            NORTH ARKANSAS BANCSHARES, INC.
         1998 STOCK OPTION AND INCENTIVE PLAN

         _____________________________________

         Agreement for Incentive Stock Options

         _____________________________________


     STOCK OPTION (the "Option") for a total of shares of Common Stock, par value $.01 per share, of North Arkansas Bancshares, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.   Exercise Price.  The exercise price per share is $
           , which equals 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

     (i) Schedule of rights to exercise.
         ------------------------------

                                      Percentage of Total Shares
Years of Continuous Employment      Subject to Option Which May
After Date of Grant of Option               Be Exercised
-----------------------------       ----------------------------

     Upon Grant                                _____%
     1 year but less than 2 years              _____%
     2 years but less than 3 years             _____%
     3 years but less than 4 years             _____%
     4 years but less than 5 years             _____%
     5 years or more                           _____%

_______________
*/  110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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ISO Agreement
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     (ii) Method of Exercise.  This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.
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ISO Agreement
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     4.   Non-transferability of Option.  This Option may not
be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

_________________
Date of Grant          NORTH ARKANSAS BANCSHARES, INC.
                       1998 STOCK OPTION AND
                       INCENTIVE PLAN COMMITTEE


                       By: ___________________________________
                           Authorized Member of the Committee


                       Witness: ______________________________

____________
**/  Five years in the case of an Optionee who owns shares
     representing more than 10% of the outstanding common
     stock of the Company on the date of grant of this Option.
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                 NORTH ARKANSAS BANCSHARES, INC.
               1998 STOCK OPTION AND INCENTIVE PLAN

              ____________________________________

                       Form for Exercise of
                    Incentive Stock Options

              _____________________________________


Treasurer
North Arkansas Bancshares, Inc.
200 Olivia Drive
Newport, Arkansas 72112

     Re:  North Arkansas Bancshares, Inc. 1998 Stock Option
          and Incentive Plan
          -------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase ____________ shares, par value $.01, of Common Stock of North Arkansas Bancshares, Inc. under and pursuant to a Stock Option Agreement dated ______________, 199_.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $______        of cash or check
          $______        in the form of _______ shares of Common
                         Stock, valued at $____ per share
          $______        in the form of the Company's
                         withholding of _______ shares of Common
                         Stock, valued at  $ ____ per share,
                         that are subject to this Option

          $              Total
          ======

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name __________________________________________________________

Address________________________________________________________

Social Security Number__________________________________________



_____________
    Date
                        Very truly yours,


                        __________________________